Exhibit (d)(33)

INVESTMENT SUBADVISORY AGREEMENT

J.P. MORGAN INVESTMENT MANAGEMENT INC.

This Agreement, entered into as of July 1, 2016 by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as “TAM”) and J.P. Morgan Investment Management Inc., a Delaware corporation (referred to herein as the “Subadviser”).

TAM is the investment adviser to Transamerica Series Trust (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). TAM wishes to engage the Subadviser to provide certain investment advisory services to each series of the Trust listed on Schedule A hereto (the “Fund”). The Subadviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1. Appointment. In accordance with the Investment Advisory Agreement between the Trust and TAM (the “Advisory Agreement”), TAM hereby appoints the Subadviser to act as subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2. Subadvisory Services. In its capacity as subadviser to the Fund, the Subadviser shall have the following responsibilities:

(a)	The Subadviser shall direct the asset allocation strategy and the investment decisions to implement such strategy for the Fund by allocating the Fund’s assets primarily among a broad mixture of mutual funds advised by TAM and designated in the Fund’s Prospectus as permissible investments for the Fund (“Underlying Funds”). The Subadviser’s management of the Fund’s investments shall be subject to the supervision of the Trust’s Board of Trustees (the “Board”) and TAM, consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information and with investment guidelines agreed upon by TAM and the Subadviser and subject to such other instructions, restrictions and limitations as directed by the officers of TAM or the Trust by notice in writing to the Subadviser that are consistent with the Fund’s investment objectives, policies and restrictions (“Investment Guidelines”). The Subadviser’s management of the Fund’s investments is also subject to the provisions of the Trust’s Declaration of Trust and By-Laws, as may be amended from time to time (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law.

(b)	Based on the Fund’s overall investment strategy and target asset class exposure levels, the Subadviser will employ its investment process to select the specific Underlying Funds in which the Fund will invest and to determine the size of the Fund’s allocations to the selected Underlying Funds. The Subadviser will rebalance the Fund’s assets among Underlying Funds as needed based on the analysis produced by its investment process. The Subadviser is not required to allocate to all Underlying Funds. Consistent with the Fund’s objective and strategies, the Subadviser is authorized to invest any portion of the Fund’s assets in Underlying Funds subadvised by the Subadviser. TAM acknowledges that the Subadviser has a potential conflict of interest when it selects an Underlying Fund that it subadvises.

(c)	Notwithstanding the Subadviser’s responsibility pursuant to paragraph (b) of this section to allocate assets among the Underlying Funds, TAM shall have sole control and responsibility for determining which series of the Transamerica Funds and the Trust will be Underlying Funds and for monitoring the Underlying Funds’ subadvisers. The Subadviser shall have no responsibility or liability for the choice or supervision of the Underlying Funds’ subadvisers or for the performance of the Underlying Funds for which it does not act as subadviser.

(d)	The Subadviser may invest Fund assets in derivative instruments and negotiate and execute investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on the Fund’s behalf as the Subadviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Subadviser provides TAM prompt notice of any new investment agreements and any material amendments to existing investment agreements and the opportunity for legal review.

(e)	The Subadviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Subadviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(f)	The Subadviser will be available to consult with TAM in the event of a pricing issue and to participate in the Trust’s Valuation Committee meetings with respect to instruments, e.g., derivative instruments, the Subadviser has directly purchased for the Fund.

(g)	Subadviser is prohibited from directly or indirectly consulting with any other subadviser for another series of the Trust concerning Fund transactions in securities or other assets. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Subadviser from consulting with a subadviser to an Underlying Fund concerning transactions for the Fund in shares of the Underlying Fund.

(h)	The Subadviser shall communicate to the Trust’s custodian and transfer agent (as identified in the Fund’s current Prospectus) trade file instructions that are a result of its investment decisions, including rebalancing/reallocation decisions.

(i)	The Subadviser shall not vote proxies of the Underlying Funds that the Fund may receive. Such proxies will be voted by TAM in accordance with the current proxy voting policies and procedures of the Trust and TAM.

(j)	The Subadviser shall have no power, authority, responsibility or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting Underlying Funds held at any time in the Fund, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving Fund assets, and TAM acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Notwithstanding the foregoing, the Subadviser shall cooperate with TAM regarding the provision of information requested by TAM in connection with any action taken by TAM with respect to any such claim or proceeding.

3. Investment Guidelines. (a) TAM is responsible for informing the Subadviser, in advance and in writing, of the Investment Guidelines including investment guidelines, objectives, restrictions, conditions, limitations, and directions and for causing the Fund’s custodian to supply Subadviser with daily cash flow reports applicable to the Fund. Investment limitations in the Investment Guidelines will apply at the time of purchase of assets and will be calculated on a market value basis. No credit rating downgrade or change to market value of any asset in the Fund shall, by itself, be deemed to violate any investment limitation specified in the Investment Guidelines, provided the purchase of the asset did not violate any such limitation at the time of purchase according to the Aggregate Holdings Reports (defined in Section 7(b) of the Agreement) available to the Subadviser at the time of purchase and the Subadviser complies with Section 22 of the Agreement.

(b) TAM acknowledges that the Subadviser will not manage the Fund’s investments or comply with the Investment Guidelines based on knowledge of the individual holdings of each Underlying Fund but instead in reliance on Aggregate Holdings Reports it receives from TAM or the Fund’s custodian as described in section 7(b) of this Agreement.

(c) TAM may amend the Investment Guidelines upon written notice to the Subadviser; provided such amendment becomes effective only upon The Subadviser’s written acknowledgment of its receipt of such amendment, and the Subadviser shall be provided a reasonable time to comply with such amendment.

4. Activities of the Subadviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. Further, TAM understands that Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies or accounts following the same investment strategy as the Fund.

5. Delegation to Third Parties. Subadviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Subadviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement and pursuant to the confidentiality requirements of Section 23 hereof, Subadviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this section, so long as such affiliate or other third party is under a similar obligation to maintain the confidentiality of such information. Subadviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Subadviser of any of its obligations under this Agreement.

6. Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Subadviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)

The Fund shall pay its allocable share of (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

(b)	TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Subadviser pursuant to this Agreement.

(c)	The Subadviser shall pay all expenses incurred by it in the performance of its duties under this Agreement.

7. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)	TAM shall cause the Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. TAM shall furnish the Subadviser with such other documents and information with regard to the Fund’s affairs as the Subadviser may from time to time reasonably request.

(b)	At Subadviser’s expense, TAM will provide, or TAM or the Subadviser will arrange for the Fund’s custodian’s TruView Service to provide, the Subadviser with reports from the Fund’s custodian’s fund accounting system that aggregate the holdings of the Fund’s Underlying Funds by the asset types in which the Fund may invest as set forth in the Fund’s Prospectus (“Aggregate Holdings Reports”). Such Aggregate Holdings Reports will reflect the aggregate holdings of the Fund’s Underlying Funds (i) as of a date one or more days prior to the date TAM or the Fund’s custodian issues the report, (ii) classified into the asset types set forth in the Fund’s Prospectus as determined by TAM or the Fund’s custodian and (iii) as valued by the Fund’s custodian which will determine the percentage of the Fund invested in each asset type shown on the Aggregate Holdings Reports. Notwithstanding the foregoing, TAM may provide, and may permit a service provider to the Trust to provide, the Subadviser with the holdings of an Underlying Fund, so long as such holdings information is not provided to the Subadviser before the date the holdings of such Underlying Fund are publicly available.

(c)	TAM shall provide no less than 30 days’ notice to the Subadviser of its intention to remove a series of the Transamerica Funds or the Trust as an Underlying Fund. In addition, TAM will notify the Subadviser of its intention to replace the subadviser of an Underlying Fund as soon as practicable after the Board has approved the subadvisory agreement with the new subadviser.

(d)	The Subadviser, at its expense, shall supply the Board, the officers of the Trust and TAM with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder, including such information the Fund’s Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

8. Compensation of the Subadviser. As compensation for the services performed by the Subadviser, TAM shall pay the Subadviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Subadviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be prorated according to the ratio that the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund’s then-current Prospectus or as may be determined by the Board.

9. Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or the Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Subadviser or any affiliated company of the Subadviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Subadviser’s or any affiliated company’s staff.

10. Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund.

11. Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. This Agreement may also be terminated by TAM upon written notice to the Subadviser, without the payment of any penalty. The Subadviser may terminate the Agreement only upon giving 90 days’ advance written notice to TAM. This Agreement shall terminate automatically in the event of its assignment by the Subadviser and shall not be assignable by TAM without the consent of the Subadviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

12. Use of Name. TAM and the Trust are authorized to use the name of the Subadviser and any marks, symbols or logos of the Subadviser in registration statements, advertising or otherwise (hereinafter referred to as the “Mark”). TAM shall not alter the appearance of the Mark without the prior written approval of the Subadviser. If this Agreement is terminated with respect to the Fund and the Subadviser no longer serves as subadviser to the Fund, TAM and the Fund will use their best efforts to eliminate all use of the Mark that misleadingly implies a continuing relationship between the Fund and the Subadviser or any of its affiliates, except to the extent that continued use is required by applicable laws, rules, and regulations.

13. Liability of and Indemnification by the Subadviser. The Subadviser may rely on information reasonably believed by it to be accurate and reliable. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the course of, connected with or arising out of any service to be rendered hereunder, provided that nothing in this Agreement shall protect the Subadviser against any liability to TAM or the Fund to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 13, the term the “Subadviser” shall include any affiliates of the Subadviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Subadviser and such affiliates.

Subadviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that Subadviser may use, or the success of Subadviser’s overall management of the Fund. The Fund and TAM understand that investment decisions made for the Fund by the Subadviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

The Subadviser shall indemnify and hold harmless TAM, the Fund and their respective directors, trustees, officers, and employees from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys’ fees) (“Losses”) directly resulting from the Subadviser’s willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Subadviser shall not be liable for any special, consequential or incidental damages.

14. Indemnification by TAM. TAM shall indemnify and hold harmless the Subadviser and its directors, trustees, officers, and employees from any and all Losses directly resulting from Subadviser’s performance of its duties and obligations under this Agreement except to the extent such Losses arise or result from Subadviser’s willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

TAM shall not be liable for any special, consequential or incidental damages.

15. Registration Statement Disclosures. The Subadviser represents, warrants and agrees that it has reviewed the Trust’s current registration statement on Form N-1A with respect to the Fund as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the “Registration Statement”) and agrees to promptly review future amendments or supplements to the Registration Statement that relate to the Subadviser or the Fund, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser, including any performance information the Subadviser provides that is included in or serves as the basis for information included in the Registration Statement, as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust promptly of any statement respecting or relating to the Subadviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Subadviser represents, warrants and agrees that the description in the Registration Statement, including the Fund’s investment objective, investment strategies and risks (the “Description”), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, is consistent with the manner in which the Subadviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

The Subadviser further agrees to notify TAM and the Trust promptly in the event that the Subadviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Subadviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

16. Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

17. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust, TAM and the Subadviser.

18. Books and Records. The Subadviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

19. Independent Contractor. In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or TAM in any way or otherwise be deemed to be an agent of the Fund or TAM.

20. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

21. Third Party Beneficiaries. The parties hereto acknowledge and agree that the Trust and the Fund are third-party beneficiaries as to the covenants, obligations, representations and warranties undertaken by the Subadviser under this Agreement and as to the rights and privileges to which TAM is entitled pursuant to this Agreement, and that the Trust and the Fund are entitled to all of the rights and privileges associated with such third-party-beneficiary status. This Agreement does not, and is not intended to, create any other third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the Trust, the Fund, and the parties and their respective successors and permitted assigns.

22. Force Majeure. Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party and could not have been reasonably prevented through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

If at any time due to purchase and redemptions, fluctuations in market prices, abnormal market conditions, actions or inactions of a subadviser to an Underlying Fund, Subadviser’s reliance on an Aggregate Holdings Report which is inconsistent with a contemporaneous report produced by the Fund’s custodian’s Compliance Department or is subsequently discovered to be inaccurate or any other reason outside the control of Subadviser, there shall be a deviation from the Fund’s Prospectus, Statement of Additional Information or Investment Guidelines, Subadviser shall not be in breach of the Fund’s Prospectus, Statement of Additional Information or Investment Guidelines with respect to investment limits imposed by the 1940 Act and will not be in breach of other requirements of the Fund’s Prospectus, Statement of Additional Information or Investment Guidelines so long as it takes such actions as Subadviser determines are prudent and in the best interests of the Fund to return the Fund to compliance with the Fund’s Prospectus, Statement of Additional Information or Investment Guidelines as promptly as reasonably practicable.

23. Confidentiality. The Subadviser will maintain the strictest confidence regarding the business affairs of TAM and the Fund provided, however, that notwithstanding the foregoing, the Subadviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Subadviser. Further, to the extent that any market counterparty with whom the Subadviser deals, or any service provider with whom the Subadviser contracts for the provision of services related to Subadviser’s obligations under this Agreement, requires information relating to the Fund (including, but not limited to, the identity of the Fund and market value of the Fund), the Subadviser shall be permitted to disclose such information to the extent necessary for such market counterparty or service provider to effect transactions on behalf of the Fund or provide such services to Subadviser in accordance with the terms of this Agreement. Any information, including information on the Subadviser’s investment process, the Fund’s portfolio transactions, recommendation and/or written reports furnished by the Subadviser to TAM and/or the Fund will be treated as confidential, and for the exclusive use and benefit of TAM and the Fund, except as disclosure may be required by applicable law. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by TAM and Subadviser, TAM and the Fund will not disclose any list of securities held by the Fund in any manner whatsoever except in accordance with the Fund’s policy on disclosure of portfolio holdings set forth in its current prospectus and statement of additional information.

24. Governing Law and Forum Selection. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the New York Supreme Court (the “Designated Courts”). Each

party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the New York Supreme Court, application shall be submitted to the Commercial Division.

25. Interpretation. Nothing contained herein shall be deemed to require the Trust to take any action contrary to its Governing Documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

26. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of any Fund investments.

[signature page to follow]

The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Name:	Robert Kravantka
Title:	Vice President

Schedule A

Fund	Investment Subadvisory Fee
Transamerica Asset Allocation – Conservative VP	0.06% of the first $5 billion 0.05% over $5 billion up to $10 billion 0.04% in excess of $10 billion

Transamerica Asset Allocation – Moderate VP	0.06% of the first $5 billion 0.05% over $5 billion up to $10 billion 0.04% in excess of $10 billion

Transamerica Asset Allocation – Moderate Growth VP	0.06% of the first $5 billion 0.05% over $5 billion up to $10 billion 0.04% in excess of $10 billion

Transamerica Asset Allocation – Growth VP	0.06% of the first $5 billion 0.05% over $5 billion up to $10 billion 0.04% in excess of $10 billion

Transamerica International Moderate Growth VP	0.06% of the first $5 billion 0.05% over $5 billion up to $10 billion 0.04% in excess of $10 billion

The average daily net assets for the purpose of calculating sub-advisory fees will be the aggregate daily net assets of all five funds listed above.